Exhibit 99.1

Inhibrx Announces Amended Loan Agreement with Oxford

San Diego, CA, February 22, 2022 /PRNewswire/ -- Inhibrx, Inc. (Nasdaq: INBX), a biotechnology company with four clinical programs in development and a strong emerging pipeline, today announced that it has amended its loan and security agreement with Oxford Finance LLC (“Oxford”).

“This amendment further strengthens our balance sheet in a volatile equity market and provides us with additional non-dilutive capital and flexibility as we continue to advance our pipeline and prepare for potential commercialization,” said Kelly Deck, Chief Financial Officer of Inhibrx. “Oxford has been a supportive partner throughout our evolution and transformation as a company and we are pleased to expand the relationship.”

The amendment provides for four additional tranches of term loans for up to an additional $130 million as follows:
–$40 million principal amount funded upon the closing of the amendment;
–$30 million, funded upon initiation of Part 4 of the Phase 1 clinical trial of INBRX-105, our PD-L1x4-1BB tetravalent conditional agonist;
–$30 million, funded upon the receipt of positive topline data from the Phase 1 clinical trial of INBRX-101, our AAT-Fc fusion protein for the treatment of Alpha-1 antitrypsin deficiency, or AATD; and
–$30 million, funded upon the initiation of a potential registration-enabling clinical trial of INBRX-101.
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The terms of the three existing tranches under the loan agreement were modified to align with the four additional tranches. The outstanding term loans will mature in January 2027 and bear interest at 8.19% plus the greater of (i) the 30-day U.S. Dollar LIBOR rate reported in the Wall Street Journal or (ii) 0.11%. The repayment schedule provides for interest-only payments until March 2025 with a potential 12-month extension as defined in the agreement. A final payment of 9.0% of the total principal amount will be due to Oxford.

In accordance with the amendment, Inhibrx paid a one-time amendment fee of $1.1 million, which is equal to the amount accreted for the final payment on the existing tranches at the time of the amendment. Inhibrx also issued to Oxford warrants to purchase 40,000 shares of Inhibrx’s common stock at a strike price of $45.00 per share. All other terms remain outstanding.

About Inhibrx, Inc.

Inhibrx is a clinical-stage biotechnology company focused on developing a broad pipeline of novel biologic therapeutic candidates in oncology and orphan diseases. Inhibrx utilizes diverse methods of protein engineering to address the specific requirements of complex target and disease biology, including its proprietary sdAb platform. Inhibrx has collaborations with 2seventy bio (formerly bluebird bio), Bristol-Myers Squibb and Chiesi, among others. For more information, please visit www.inhibrx.com.

Exhibit 99.1
Forward-Looking Statements

Inhibrx cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on Inhibrx's current beliefs and expectations. These forward-looking statements include, but are not limited to, statements regarding: future clinical development of Inhibrx’s therapeutic candidates, including statements regarding the timing of future data readouts and the commencement of registration-enabling studies, evaluations and judgments regarding Inhibrx’s cash position and balance sheet, and statements and judgements regarding its partnership and relationship with Oxford. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Inhibrx's business, including, without limitation, risks and uncertainties regarding: the initiation, timing, progress and results of its preclinical studies and clinical trials, and its research and development programs; its ability to advance therapeutic candidates into, and successfully complete, clinical trials; its interpretation of initial, interim or preliminary data from its clinical trials, including interpretations regarding disease control and disease response; the timing or likelihood of regulatory filings and approvals; the successful commercialization of its therapeutic candidates, if approved; the pricing, coverage and reimbursement of its therapeutic candidates, if approved; its ability to utilize its technology platform to generate and advance additional therapeutic candidates; the implementation of its business model and strategic plans for its business and therapeutic candidates; its ability to successfully manufacture therapeutic candidates for clinical trials and commercial use, if approved; its ability to contract with third-party suppliers and manufacturers and their ability to perform adequately; the scope of protection it is able to establish and maintain for intellectual property rights covering its therapeutic candidates; its ability to enter into strategic partnerships and the potential benefits of these partnerships; its estimates regarding expenses, capital requirements and needs for additional financing and financial performance; its expectations regarding the impact of the COVID-19 pandemic on its business; and other risks described from time to time in the “Risk Factors” section of its filings with the U.S. Securities and Exchange Commission, or the SEC, including those described in its Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on March 12, 2021, as well as its Quarterly Reports on Form 10-Q, and supplemented from time to time by its Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Inhibrx undertakes no obligation to update these statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor and Media Contact:
Kelly Deck, CFO
kelly@inhibrx.com
858-795-4260